ALPS Variable Investment Trust

Terms of New or Amended Securities

ALPS Variable Investment Trust (the "Registrant"), began offering shares of the ALPS | Stadion Tactical Growth Portfolio (the “Portfolio”) on April 30, 2015.  Post−Effective Amendment No. 27 to the Registrant's Registration Statement, Accession Number 0001398344-15-002300, which includes the terms of the Portfolio, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.